FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-5000:
Leldon E. Echols, Executive Vice President & CFO
Matthew G. Moyer, Vice President — Investor Relations

CENTEX FOURTH QUARTER HOME SALES THROUGH
FEBRUARY RISE MORE THAN 20%

DALLAS — Mar. 4, 2004: Centex Corporation (NYSE: CTX) announced that unit sales (orders) at Centex Homes for the first eight weeks of the fiscal quarter were 20.8% higher than sales (orders) during the same period a year ago.

     Regionally, Centex Homes’ sales (orders) for the quarter-to-date, compared to the same period a year ago, were approximately as follows: Mid-Atlantic, up 10%; Southeast, up 39%; Midwest, up 36%; Southwest, up 13%; and West Coast, up 13%.

     Centex’s disclosure practice is to release sales (orders) as part of its quarterly financial reporting, but under the guidelines of Regulation FD, Centex is providing this information in advance of upcoming investor conference presentations. Centex will provide additional information when it reports its fourth quarter and fiscal year 2004 financial results on Tuesday, Apr. 20, after market closing.

     Dallas, Texas-based Centex, through its subsidiaries, ranks among the nation’s leading single-family home builders, non-bank-affiliated mortgage originators and general building contractors. The company also has operations in home services and investment real estate.

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Forward- Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulation; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. Other risks and uncertainties may also affect the outcome of the Company’s actual performance and results of operations. These and other factors are described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003, and December 31, 2003, which are filed with the Securities and Exchange Commission.